AMENDED EMPLOYMENT AGREEMENT

	Scientific Industries, Inc., a Delaware corporation,
70 Orville Drive, Bohemia, New York 11716 (the "Company"), and Robert P, Nichols an individual residing at 16 Adams Street, Rocky Point, New York 11778 (the ?Employee?) hereby agree that the Employment Agreement between the Company and the Employee dated September 30, 2011 be amended in the following particulars only:

	Section 2: "Term. The employment of Employee by the Company pursuant hereto shall be through June 30, 2015, unless terminated earlier pursuant to the provisions of Section 7 hereof; such period is herein referred to as the "Term".

	Section 4:	"Salary.  As his compensation hereunder,
Employee shall be paid by the Company an annual base salary for the 12 month periods ending June 30, 2014 and June 30,
2015 at the rates of $135,000 and $139,000 per annum, respectively. The base salary shall be payable in equal weekly installments.
The Company at the sole and absolute discretion of the Board may pay to Employee a bonus for his services during each of the fiscal years ending June 30, 2013, June 30, 2014 and June 30, 2015.
The bonus, if any, shall be paid within four months following the end of the related period. The Board in determining the amount of a bonus, if any, shall consider the achievement and surpassing of goals or projections set forth or referred to in the operation plan for the relevant period approved by the Board, including but not limited to, cash flow and earnings; the Employee's performance of his executive responsibilities, and such other criteria as the Board deems relevant."

	All other terms and provisions shall remain in full form and effect.

Dated: May 20, 2013
					SCIENTIFIC INDUSTRIES, INC.


                                           /s/ Helena R. Santos
					By:________________________
					Helena R. Santos,
					President



					ROBERT P. NICHOLS

                                        /s/ Robert P. Nichols
					____________________________